Exhibit 19.1

HF FOODS GROUP, INC.
INSIDER TRADING POLICY

Last Revised March 13, 2025

HF Foods Group, Inc. (“HFFG” or “Company”) is a reporting company under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore must abide by U.S. securities laws and regulations. This Insider Trading Policy (“Policy”) describes the Company’s standards on trading, and causing the trading of, the Company’s securities or securities of other publicly-traded companies while in possession of confidential information.

This Policy is designed to prevent insider trading and the appearance of impropriety, to satisfy the Company’s obligation to use reasonable efforts to supervise the activities of HFFG employees and all employees of its operating companies, subsidiaries, divisions and affiliated companies, and all officers and directors, including our Board of Directors (“Employees” or “You”), and to help Employees avoid the severe consequences associated with violations of insider trading laws. It is Your obligation to understand and comply with this Policy.

Application

This Policy continues to apply following the termination of any such individual’s service to or employment with the Company until any and all material information about the Company, its business and its finances that has not been made public by the Company that is possessed by such individual has been made public by the Company or is no longer material. The same restrictions that apply to You also apply to anyone with whom You have a close personal relationship and to any investment fund, trust, retirement plan, partnership, corporation or other entity or person over which You have the ability to influence or direct investment decisions concerning securities. You are responsible for ensuring compliance with this Policy by all such persons and anyone else that is affiliated with You.

General Principles

It is illegal for Employees to trade in the securities of the Company while in the possession of material, non-public information about the Company. It is also illegal for Employees to disclose material, non-public information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

If You wish to buy, sell, or enter into any other form of transaction with respect to the Company’s securities, You must first request in writing and obtain pre-clearance from the Legal Department. No trade shall be entered into without the express written approval of the Legal Department. Notwithstanding the foregoing, if You are a member of the Company’s Board of Directors or an officer of the Company that has been deemed an “Executive Officer” as defined in Section 16 the Securities Exchange Act of 1934, as amended (a “Section 16 Filer”), You must first request pre-clearance in writing to the Company’s General Counsel. No trade by a Section 16 Filer shall be entered into without the express written approval of the Company’s General Counsel, Chief Executive Officer and the chairperson of the Nominating and Corporate Governance Committee of the Company’s Board of Directors. Trading includes, without limitation, buying or selling or participating in a decision to buy or sell, the Company’s securities. The Company will

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maintain a written record of any requests for pre-clearance under this Policy and of any advice given the ability to trade in the Company’s securities.

For further clarity, this pre-clearance requirement also applies to any instructions or directions You may give to another person to take any action with respect to the Company’s securities, even if You do not profit personally from such action.

Failure to obtain pre-clearance prior to a trade could result in disciplinary action taken against You, up to and including termination, and may subject You to criminal prosecution, depending on the circumstances.

Every person subject to this Policy has the individual responsibility to comply with this Policy against insider trading, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. You may, from time to time, have to forego a proposed transaction in the Company’s securities even if You planned to make the transaction before learning of material, non-public information and even though You believe You may suffer an economic loss or forego anticipated profit by waiting.

Materiality

Information about the Company is “material” if it could reasonably be expected to affect the market price of the Company’s securities or if a reasonable investor would consider the information important in determining whether to buy, sell or hold the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that are generally considered material:

•Projections of future revenues, earnings or losses, or other financial guidance (such as operating margins) or changes in such projections
•Earnings and revenue
•Restatements or potential restatements of the Company’s financial statements
•Changes in auditors, auditor notification that the Company may no longer rely on an auditor’s audit report, and issues with the Company’s or the auditor’s assessments of the Company’s internal controls
•Significant pending or proposed mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets or operations
•Changes in management or the Board of Directors
•Significant actual or threatened litigation, regulatory action or governmental investigations or major developments in such matters
•Significant changes in operations
•Significant developments regarding products, services, customers, suppliers, orders, contracts, or financing sources
•Changes in a significant customer relationship
•Changes in dividend policy, declarations of stock splits, stock repurchases, or public or private sales of additional securities
•Defaults or potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies
•Bankruptcies or receiverships

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The US Securities and Exchange Commission (“SEC”) has stated that there is no dollar value that determines materiality, and that even very small quantitative changes can be material if they could result in a change in the price of the Company’s securities. When in doubt, information concerning the Company should be presumed to be material and non-public (i.e., not disclosed to the public). If You have any questions about what is “material,” You must reach out to the Legal Department for further guidance.

Non-Public Information

Material information is “non-public” if it has not been made generally available to the investing public. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means used by the Company that are reasonably designed to provide broad public access. Before a person who possesses material, non-public information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Policy, information will be considered public beginning on the first full trading day following the Company’s public release of the information. Thus, if an announcement is made before the market opens on a Monday, Tuesday generally would be the first day on which you may trade. If an announcement is made before the market opens on a Friday, Monday generally would be the first day on which you may trade. If You have any questions about what information is “non-public,” You must reach out to the Legal Department for further information.

Violations

Employees with knowledge of material, non-public information may not trade in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. Having others trade in the Company’s securities for You in order to circumvent this Policy is also prohibited.

Giving trading advice of any kind about the Company, disclosing the material, non- public information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company’s securities are practices known as “tipping.” Tipping is also illegal and a violation of this Policy. You may, when appropriate, advise others not to trade if doing so might violate the law or this Policy.

Employees may not engage in short-term or speculative transactions in the Company’s securities or sales of Company securities that evidence an expectation on the part of the seller that the securities will decline in value or reduce the seller’s incentive to improve the Company’s performance. As such, the following transactions are prohibited and will not be approved by the Legal Department:

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•Purchases or sales of puts, calls, or other derivative securities, or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity to profit from a change directly or indirectly in the value of the Company’s securities
•Short sales of the Company’s securities, which are also illegal under Section 16(c) of the Exchange Act for officers and directors
•Margining, or make any offer to margin, any of the Company’s securities as collateral to purchase the Company’s securities or the securities of any other issuer

The preceding sentence is not meant to, and shall not be construed so as to, affect Your ability to use your securities as collateral to securitize a bona fide loan.

Trading Windows

The announcement of the Company’s quarterly financial results and the filing of the Company’s annual and quarterly reports with the SEC can always have a material effect on the market for the Company’s securities. Although You may not know the financial results prior to public announcement, if You engage in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject You and the Company to a charge of insider trading. Therefore, subject to limited exceptions, the Legal Department may approve of Your trade in Company securities only during four quarterly trading windows. The four trading windows consist of the periods beginning on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 5th calendar day before the end of the quarter during which that announcement is made. Even during a time when a trading window is open, all trading must still be approved by the Legal Department. Please consult the Legal Department if You have questions regarding the Company’s trading windows.

The Company may impose special blackout periods during which Employees are prohibited from trading in the Company’s securities in order to prevent Employees from trading on material, non-public information. If the Company imposes a special blackout period, the Legal Department will notify You.

The prohibition of trading during blackout periods shall also not apply with respect to a public offering of Company securities specifically authorized by the Company’s Board of directors or duly authorized committee of the Board of Directors.

Online Activities

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by Employees. For this reason, the Company has designated spokespeople to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and the Legal

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Department before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, with the advent of the Internet, and the emergence of websites and apps where individuals discuss investments, such as Reddit, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through these sources often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving discussions online. You may encounter information about the Company on the Internet that You believe is harmful or inaccurate, or other information that You believe is true or beneficial for the Company. Although You may have a natural tendency to deny or confirm such information online, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to You and/or to the Company. Therefore, Employees may not participate in such forums or communicate any information on such media unless such communications have been specifically authorized.

Confidentiality

The Company is committed to preventing inadvertent disclosures of material, non-public information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by the Company or Employees. Accordingly, the Company expects You to keep non-public information, non-public. This Policy prohibits You from discussing Material, Non- Public Information about the Company with anyone, including other Employees, except as required in the performance of Your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder (even if You are contacted directly by such persons) without express prior authorization. You should refer all such contact or inquiries to the Legal Department.

Penalties

The U.S. Government, including the SEC, pursues insider trading violations aggressively. Penalties for insider trading or tipping can include:

•Disgorgement of the profit gain or loss avoided
•Payment of the loss suffered by individuals who purchased or sold securities legally
•Criminal penalties up to $5 million
•Civil penalties up to three times the profit made or loss avoided
•Imprisonment

The Company can be required to pay civil and criminal penalties or be subject to lawsuits from individuals or classes of plaintiffs.

Violation of this Policy or applicable laws by Employees may result in disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in

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its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Exceptions

This Policy does not apply to:

•Stock option exercises or a tax withholding right
•Restricted stock, restricted stock units, performance stock units, or similar securities that have been withheld by the Company under a stock incentive plan
•Purchases of Company securities as part of an employee stock purchase plan

Other Companies

This Policy and the restrictions and guidelines described herein also apply to material, nonpublic information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. You should treat Material Nonpublic Information about the Company’s business partners with the same care required for information related directly to the Company.

Reporting and Training

If You violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by another Employee, You must report the violation immediately to the Legal Department. Our Company has a non-retaliation policy and we encourage Employees to speak up when there are concerns.

Additional Resources and Questions

If You have any questions about this Policy, please speak with Your manager, the Legal Department, or see the Code section titled “How to Report and Additional Contact Information.”

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